Exhibit 99.1

GlycoGenesys, Inc. Achieves Primary Objective in Phase I Trial in Advanced Solid Tumors

Preliminary Response Data on 14 Patients Shows 11 Achieve Stable Disease

BOSTON--(BUSINESS WIRE)--Sept. 8, 2005--GlycoGenesys, Inc., (NASDAQ: GLGS), a biotechnology company focused on carbohydrate-based drug development, provided an update on its ongoing Phase I trial evaluating GCS-100 in patients with solid tumors.

SUMMARY

Today the Company announced preliminary results from its ongoing Phase I clinical trial in advanced solid tumors:

•	Establishing a maximum tolerated dose for GCS-100 under the protocol;

•	Showing of the 14 patients for which response data is available, 11 have experienced periods of stable disease; and

•	Providing safety and pharmacokinetic data that supports the Company’s bloodborne cancer programs.

Preliminary Results - Phase I Trial in Advanced Solid Tumors

This Phase I study is an open-label, multi-center clinical trial. The primary purpose of the study is to evaluate the safety and tolerability of escalating doses of GCS-100 in patients with advanced solid tumors to determine a maximum tolerated dose. Secondary objectives included evaluation of pharmacokinetics and response. Patients participating in the study had previously received multiple treatment regimens, including chemotherapy, immunotherapy, radiation or hormone therapy. Of note, this is the first clinical trial using the low ethanol formulation of GCS-100. This formulation has eliminated ethanol-related side effects, allowed shorter infusion times and made it possible to deliver higher quantities of drug.

The trial achieved its primary objective of establishing a maximum tolerated dose for this dosing regimen of five consecutive days of therapy followed by 2 weeks off. Preliminary safety results available for 17 of the 22 enrolled patients demonstrate that GCS-100 is well tolerated with low toxicity. The dose limiting toxicity of GCS-100 when given intravenously in this regimen was a rash. The rash was manageable with steroid therapy and did not preclude additional dosing cycles. The majority of the remaining adverse events reported to date have been mild and reversible.

The pharmacokinetics of GCS-100 was linear throughout all doses tested. The data indicates that GCS-100 can reach the serum levels sufficient to kill several types of solid tumors in laboratory studies. Furthermore, the pharmacokinetic data suggests that more convenient dosing regimens may be possible in future solid tumor trials.

Of the 22 patients that have been enrolled into the study to date, 4 continue to receive GCS-100. Preliminary response data is currently available for 14 patients. This data shows that 11 out of 14 patients have had periods of stable disease under RECIST criteria lasting from approximately 1.5 months to greater than 8 months. Notably, three of these patients achieved stable disease despite being non-responsive to any prior therapies.

The trial continues to enroll patients at the maximum tolerated dose at Sharp Memorial Hospital, Clinical Oncology Research, in San Diego, CA, and the Arizona Cancer Center in Tucson and Scottsdale, AZ.

Safety Data Supporting Bloodborne Cancer Indications

Review of preliminary safety data shows that GCS-100 is well-tolerated, and, unlike many traditional chemotherapies, GCS-100 was not associated with decreased white blood cell counts or nerve damage. These toxicities are common limitations of several current treatments for patients with multiple myeloma and CLL. A Phase I/II study investigating GCS-100 as a treatment for multiple myeloma was initiated at the Dana-Farber in April 2005. A Phase I/II trial in CLL is targeted for initiation by October.

John J. Grous, M.D., the Medical Monitor for this study stated, “In this trial, GCS-100 shows much less toxicity than traditional cytotoxic chemotherapies. Most of the patients assessed so far achieved disease stabilization while on GCS-100 therapy. Notably, three of these patients achieved stable disease despite being non-responsive to any prior traditional or biologic chemotherapies. I look forward to the final results of the study as four patients are continuing on GCS-100 at this time.” Dr. Grous continued, “GCS-100 is emerging as a valid targeted drug candidate against galectin-3, which has been shown preclinically to be involved in angiogenesis, metastasis, and apoptosis.”

About GlycoGenesys, Inc.

GlycoGenesys, Inc. is a biotechnology company that develops and licenses compounds based on glycobiology. The Company's drug candidate GCS-100, a unique compound to treat cancer, has been evaluated in previous clinical trials at low dose levels in patients with colorectal, pancreatic and other solid tumors with stable disease and partial response documented. The Company currently is conducting a Phase I dose escalation trial to evaluate higher dose levels of GCS-100LE, a low ethanol formulation of GCS-100, at Sharp Memorial Hospital, Clinical Oncology Research in San Diego, California and the Arizona Cancer Center in both Tucson and Scottsdale, Arizona. In addition, GCS-100LE is being evaluated in a Phase I/II trial for multiple myeloma at the Dana-Farber Cancer Institute in Boston, Massachusetts and the Lucy Curci Cancer Center in Rancho Mirage, California. Further clinical trials are planned for 2005, 2006 and 2007. Further information is available on GlycoGenesys' web site: www.glycogenesys.com.

Safe Harbor Statement

Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including, but not limited to, risks of product development (such as failure to demonstrate efficacy or safety), risk related to FDA and other regulatory procedures, market acceptance risks, the impact of competitive products and pricing, the results of current and future licensing, joint ventures and other collaborative relationships, risks relating to raising sufficient capital to fund the Company’s operations, developments regarding intellectual property rights and litigation, and other risks identified in the Company's Securities and Exchange Commission filings. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT:

GlycoGenesys Inc.
John W. Burns, 617-422-0674
Senior Vice President and CFO

Rick Pierce, 617-422-0674
VP of Business Development

The Ruth Group
Investors:
John Quirk, 646-536-7029

Media:
Janine McCargo, 646-536-7033